July 21, 2026

RTW Investments, LP

40 10th Avenue, Floor 7

New York, NY 10014

United States

Re:      3(a)(9) Exchange Agreement

Ladies and Gentlemen:

This letter agreement (the “Agreement”) confirms the agreement of Allurion Technologies, Inc., a Delaware corporation (the “Company”), and the holders of the Common Stock listed on Schedule I attached hereto (the “Stockholders”), pursuant to which the Stockholders have agreed to exchange an aggregate of 392,766 shares (the “Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), beneficially owned by the Stockholders in consideration for one or more pre-funded Common Stock Warrants in the form attached hereto as Exhibit A (each a “Warrant”)1 to purchase an aggregate of 392,766 shares of Common Stock (the “Warrant Shares”) on the terms specified below.

In consideration of the foregoing, the Company and the Stockholders agree as follows:

(1)            No later than the close of business on the first business day after the date hereof (the “Closing Date”) and subject to the satisfaction or waiver of the conditions set forth herein, the Stockholders shall exchange (the “Exchange”) the Shares for the Warrants (the “Exchange”) in the respective amounts listed on Schedule I. The Exchange shall be consummated pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). On the Closing Date: (a) the Company and the Stockholders shall jointly and irrevocably instruct Continental Stock Transfer & Trust Company (the “Transfer Agent”) to cancel the direct registration book-entry statements from the Transfer Agent evidencing the Shares; and (b) the Company shall irrevocably instruct the Transfer Agent to issue and deliver to the Stockholders the Warrants representing the Warrant Shares, in the amounts and in the names set forth on Schedule I.

(2)            The Company represents and warrants to each Stockholder as follows:

(a)            Neither the Company nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the forgoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) of the Securities Act and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange. Assuming the representations and warranties of the Stockholders contained herein are true and complete, the Exchange will qualify for the registration exemption contained in Section 3(a)(9) of the Securities Act.

(b)            It has the requisite corporate power and authority to enter into this Agreement and to consummate the Exchange and such transactions shall not contravene any contractual, regulatory, statutory or other obligation or restriction applicable to the Company.

(c)            It has reserved a sufficient number of shares of Common Stock as may be necessary to fully permit the exercise of the Warrants and the issuance of the Warrant Shares, without regard to any beneficial ownership limits set forth in the Warrant.

(d)            Prior to the execution of this Agreement, the Board of Directors of the Company has taken all such steps as are necessary and appropriate to cause the transactions contemplated by this Agreement, including (i) the disposition of the Shares, (ii) the acquisition of the Warrants and (iii) upon exercise of the Warrants, the disposition of the Warrants and acquisition of the Warrant Shares, by the Stockholders to be exempt under Rule 16b-3 promulgated under the Exchange Act of 1934.

1 The Warrants will be pre-funded warrants that contain customary “blocker” provisions prohibiting the holder from exercising any portion of a Warrant to the extent that, after giving effect to such exercise, the holder, together with its affiliates and any other persons whose beneficial ownership would be aggregated with that of the holder for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own in excess of 9.99% of the shares of Common Stock then outstanding.

(3)            Each Stockholder, as to itself only, represents and warrants to the Company as follows:

(a)            It has the requisite power and authority to enter into this Agreement and consummate the Exchange.

(b)            It is the record and beneficial owner of, and has valid and marketable title to, the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance (other than restrictions arising pursuant to applicable securities laws), and has the absolute and unrestricted right, power and capacity to surrender and exchange the Shares being exchanged by it pursuant to this Agreement, free and clear of any lien, pledge, restriction or other encumbrance. It is not a party to or bound by, and the Shares being exchanged by it pursuant to this Agreement are not subject to, any agreement, understanding or other arrangement (i) granting any option, warrant or right of first refusal with respect to such Shares to any person, (ii) restricting its right to surrender and exchange such Shares as contemplated by this Agreement, or (iii) restricting any other of its rights with respect to such Shares.

(c)            Neither it nor any of its affiliates nor any person acting on behalf of or for the benefit of any of the forgoing, has paid or given, or agreed to pay or give, directly or indirectly, any commission or other remuneration (within the meaning of Section 3(a)(9) and the rules and regulations of the Commission promulgated thereunder) for soliciting the Exchange.

(4)            The obligation of the Stockholders to consummate the transactions contemplated by this Agreement are subject to the following conditions: (a) the accuracy of the representations and warranties of the Company as of the date of this Agreement and as of the Closing Date and (b) the Exchange occurring no later than 5:00 p.m. on the business day after the date of this Agreement.

(5)            Notwithstanding anything to the contrary in this Agreement or in any Warrant, each Warrant shall terminate automatically, and shall be of no further force or effect, upon the earlier to occur of (i) such time as the holders of the RIFAs and the Notes (each as defined below) have foreclosed on any of the Collateral (as defined in the RIFAs and the Notes, as applicable), (ii) the commencement by the Company of a voluntary case under chapter 7 or chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and (iii) the election by the holder of such Warrant, at any time, to terminate such Warrant by delivery of written notice to the Company. As used herein: (a) the “RIFAs” means, collectively, that certain Revenue Interest Financing Agreement, dated as of February 9, 2023, by and between Allurion and the Investors thereunder (as modified as of April 27, 2023, July 28, 2023, August 1, 2023, April 14, 2024, October 15, 2024 and January 7, 2025, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “RIFA 1”), and that certain Revenue Interest Financing Agreement, dated as of October 30, 2024, by and between Allurion and the Investors thereunder (as modified on April 14, 2024, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “RIFA 2”); and (b) the “Notes” means the 6% Convertible Secured Notes due 2031 issued by the Company.

(6)            This agreement, and any action or proceeding arising out of or relating to this agreement, shall be exclusively governed by the laws of the State of New York.

(7)            In the event that any part of this agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this agreement shall remain in full force and effect. In such an event, the Stockholders and the Company shall endeavor in good faith negotiations to modify this agreement so as to affect the original intent of the parties as closely as possible.

(8)            This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

[SIGNATURE PAGE FOLLOWS]

Please sign to acknowledge agreement with the above terms and return to the undersigned.

Common Stockholder:

RTW MASTER FUND, LTD.

By:
Name:	Darshan Patel
Title:	Director

RTW INNOVATION MASTER FUND, LTD.

By:
Name:	Darshan Patel
Title:	Director

RTW BIOTECH OPPORTUNITIES OPERATING LTD.

By: RTW Investments, LP, its Investment Manager

By:
Name:	Rodeick Wong, M.D.
Title:	Managing Partner

Acknowledged and agreed to:

Signature Page to Warrant Exchange Agreement

ALLURION TECHNOLOGIES, INC.

By:
Name:
Title:

Signature Page to Warrant Exchange Agreement

SCHEDULE I

Exhibit A

FORM OF PRE-FUNDED WARRANT